Filed Pursuant To Rule 433

Registration No. 333-278878

March 19, 2026

Looking for a simpler way to get Ethereum exposure? The Fund is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Ether.

Get the Grayscale Ethereum Staking Mini ETF ETH The Fund is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Ether.

Get the Ethereum fund with a low fee and staking rewards right in your brokerage from Grayscale, the most experienced crypto asset manager Ticker: ETH Low-fee 0.15% Staking rewards From Grayscale The Fund is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Ether.

Just search for ticker ETH wherever you invest. Grayscale ETH Grayscale Ethereum Staking Mini ETF The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. The Fund is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Ether. Foreside Fund Services, LLC is the Marketing Agent for the Fund. Staking Risk. When the Fund stakes Ether, Ether is subject to the risks attendant to staking generally. Staking requires that the Fund lock up Ether for the period of time required by the staking protocol, meaning that the Fund cannot sell or transfer the staked Ether, thereby making it illiquid for the period it is being staked. In addition, during the lock-up period, the Fund is subject to the market price volatility of Ether, and it may miss opportunities to sell the staked Ether during opportune times. During the unstaking period, the Fund may miss out on earning opportunities because, in some cases, the staked Ether may not earn rewards during the unstaking period or may only earn rewards during part of the unstaking period. Staked Ether is also subject to security breaches, network downtime or attacks, smart contract vulnerabilities, and validator or custodian failure or compromise, which can result in a complete loss of the staked Ether or a loss of any rewards. Staking rewards are not reflective of returns at the fund level. Potential staking rewards are earned by the Fund and not paid directly to investors. *Low-fee based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply.

Grayscale Ethereum Staking Mini ETF ( the “Fund”) has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.